Exhibit 99.2

Brigham Exploration Announces High Rate Southern Louisiana Development Well and Provides an Operational Update

          AUSTIN, Texas, March 5 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced successful production testing of its recently completed Cotten Land #3 well, which is expected to commence producing to sales in late March or early April at an initial rate of between 15 and 20 MMcfe per day.  Brigham also announced another apparently successful Vicksburg development well and provided an operational update.

          SIGNIFICANT WELLS RECENTLY COMPLETED, COMPLETING, DRILLING OR PREPARING TO DRILL

Conventional Wells	Objective	WI%	NRI	Status / Comments

Cotten Land #3	Oligocene	47%	33%	Production tested, likely to begin producing later this month @ 15-20 MMcfed, additional pay behind pipe

Mills Ranch 96 #1	Hunton	68%	56%	Produced ~ 3.0 MMcfed from Viola, planning to perforate and stimulate primary Hunton pay intervals this week

Sullivan C-33	Vicksburg	100%	76%	Floyd Fault Block Field well initially produced 9.5 MMcfed, currently ~ 7.9 MMcfed

Dawson #1S	Vicksburg	100%	76%	Drilling after encountering apparent pay intervals comparable to offset wells in 9800’ & Loma Blanca Sands

Sullivan C-35	Vicksburg	100%	76%	Expected March spud of Triple Crown well, potentially proving up significant potential locations and reserves

Sullivan #14	Vicksburg	100%	76%	Expected May spud of Triple Crown Field Upper & Lower Vicksburg development well

Sullivan #15	Vicksburg	100%	76%	Expected June spud of Home Run well, potentially proving up significant potential locations and reserves

Marie Snyder #1	Oligocene	13%	10%	Completing Bayou Postillion well, expect production to sales in March

Cotten Land #2	Oligocene	41%	29%	Planned May spud of Bayou Postillion well that could prove up new reserves in an adjacent fault block

Cotten Land #4	Oligocene	47%	33%	Planned June spud of offset to Cotten Land #1, which continues to produce approximately 15 MMcfed

Mills Ranch 98 #2	Hunton	100%	75%	Remediation unsuccessful, will likely sidetrack well at a later date

Resource Plays	Objective	WI%	NRI	Status / Comments

Mill Trust. 1-12H	Mowry	44%	34%	Fraced & production testing outer 415’ of open hole lateral @ recent rate of 47 Bo & 120 barrels of load water with additional load remaining to be recovered, 885’ cased hole for future completion

Krejci Fed. #3-29H	Mowry	50%	40%	Successfully fraced 1,400’ cased hole, commingled with open hole portion prior to sub pump failure

Werner #1-14H	Mowry	50%	40%	Expect to spud next week the 1st well in continuous 2007 rig line planned for Mowry development

State #1-16H	Mowry	50%	40%	Planned April spud of 2nd well in continuous rig line planned for Mowry development in 2007

Erickson 8-17 1-H	Bakken	100%	79%	Subsequent to fracture stimulation producing ~ 82 Bo, 42 Mcfg & 28 Bw per day

Mracheck 15-22 1-H	Bakken	100%	77%	Pre frac production rate of 30 bopd on rod pump, planning to fracture stimulate this Spring

          Gulf Coast Exploration Trend

          Southern Louisiana Bayou Postillion Project, Iberia Parish - Brigham has successfully production tested the Cotten Land #3, which encountered approximately 80 feet of apparent net pay in two intervals.  The Cotten Land #3 was tested from the lowest 30 feet of pay at a production rate of 12.9 MMcf of natural gas and 48 barrels of oil per day with strong pressures.  Based on the minimal pressure differences between the flowing and shut in tubing pressures, Brigham expects to produce the well at an initial rate between 15 MMcfe and 20 MMcfe per day.  Approximately 50 feet of shallower pay will remain behind pipe for future completion.  Brigham operates the Cotten Land #3 with an approximate 47% working and 33% net revenue interest, and expects the well to commence production to sales by late March or early April.   Penn Virginia (NYSE: PVA) is also a participant with Brigham in the Cotten Land wells, and operates the wells during the production phase.

          In May, Brigham plans to commence the Cotten Land #2, which is expected to test an apparent new fault block adjacent to the fault block in which Brigham drilled the Cotten Land #1 well.  The unrisked reserve potential of this apparent fault block is estimated at approximately 4 to 12 Bcfe, with results expected in June.   Following the Cotten Land #2, Brigham plans to commence the Cotten Land #4, offsetting Brigham’s previously drilled Cotten Land #1 discovery.

          Bud Brigham, the Chairman, President and CEO stated, “Six months after commencing production, our first Bayou Postillion well, the Cotten Land #1, continues to produce approximately 15 MMcfe per day, or over 4 MMcfe per day net.  By the end of the second quarter, we could have a total of three Bayou Postillion wells providing gross production of over 40 MMcfe per day, or 10 MMcfe per day net.  The two additional wells planned in 2007, if successful, could also significantly impact our third quarter production.  Given the success we’ve enjoyed here and the low total proved finding costs we achieved in this play during 2006, we are currently working to grow our activity in this area.”

          Gulf Coast Vicksburg Development

          Triple Crown Field Development - Brigham expects to drill through the Dawson Sand objective and reach total depth in the Dawson #1S by next week. The Dawson #1S is a sidetrack of the previously drilled Dawson #1 well, and offsets the Sullivan F-33.  The Sullivan F-33 has been a strong Dawson Sand producer, which commenced production at a rate of approximately 9.5 MMcfe per day, with additional apparent pay in the Loma Blanca, 9800’ and Brigham Sand intervals remaining behind pipe.  Based on mud logs and wireline logs, the Dawson #1S appears to have encountered roughly comparable 9800’ and Loma Blanca pay to that found in the offsetting wells.  Brigham retains a 100% working and 75% net revenue interest in the Dawson #1S, which is expected to commence production to sales by early April.

          In mid-March, Brigham plans to commence the Sullivan C-35.  The Sullivan C-35 is expected to develop various Upper Vicksburg intervals, including the Dawson Sand, and potentially prove up significant additional Upper Vicksburg reserves.  Results for the Sullivan C-35 are expected in May.   Following the Sullivan C-35, Brigham plans to commence the Sullivan #14 in May.  The Sullivan #14 is expected to test additional reserve potential in the Upper and Lower Vicksburg, with results for the Sullivan #14 expected in June.

          Home Run Field Development - In June, Brigham plans to commence the Sullivan #15, a significant development well in its Home Run Field.  The Sullivan #15 appears to be located in a structurally high location at various Lower Vicksburg intervals in the Home Run Field, and could potentially prove up significant additional locations and reserves.  Brigham expects to retain a 100% working interest in the Sullivan #15 subject to a 66% back-in at 350% payout.  Results are expected in July.

          Bud Brigham stated, “As has been the case in recent years, the Vicksburg was our top performer in 2006, delivering high value reserves at an approximate average proved developed finding cost of $1.73 per Mcfe and a total proved finding cost of $3.32 per Mcfe.  As we began 2006 we did not anticipate the high level of productivity demonstrated with our Dawson sand completions, nor did we anticipate the level of new reserve adds proven up during the year by our 2006 Vicksburg drilling program.  Partly as a result of this success, we believe we’ve delineated specific opportunities to convert meaningful probable and possible Vicksburg reserves to the proved category during 2007.”

          Anadarko Basin Hunton Development

          Mills Ranch Field Update - After successfully production testing the Viola in the Mills Ranch 96 #1, Brigham commenced operations to complete and eventually commingle in the more substantial apparent pay in the lower, middle and upper Hunton intervals.  These operations have taken longer than anticipated.  However, Brigham is preparing to perforate the upper Chimney Hill, Haragan and Henryhouse Hunton intervals, with stimulation planned for March 10th.  Production to sales is expected later this month.  Brigham operates the Mills Ranch 96 #1 with an approximate 68% working and 56% revenue interest, with Panhandle Royalty (Amex: PHX) participating with an approximate 10% working and 13% revenue interest.

          Brigham’s attempts to repair the casing problem in the Mills Ranch 98 #2 were unsuccessful.  As a result, a kick off plug has been set, and the company expects to re-enter and sidetrack the well at a later date.  The Mills Ranch 98 #2 was producing approximately 3.3 MMcfed prior to identifying a casing leak during the second quarter of 2006.

          Bud Brigham stated, “We’re disappointed that we were unable to repair the Mills Ranch 98 #2.  At this point, we are better off simply sidetracking around the problem area.  We will be developing an operational plan over the next several months in order to achieve the lowest cost possible for the operation, which could occur later this year.  On the other hand, we’re very eager to commence commingled production for the Mills Ranch 96 #1, which we expect to be a significant long life producer for our company.  We’re also excited about our new 180 square mile high resolution Laker 3-D seismic program, which is in the later stages of processing.  The Laker 3-D shoot was a substantial investment for our company in 2006.  We’re encouraged by the early indications regarding the quality of the imaging, and we’re hoping to receive final processed data during the second quarter.  This state-of-the-art 3-D seismic data should help us image our existing inventory of leased prospects in the trend, generate new prospects on our optioned and leased acreage, and facilitate the further development of our Mills Ranch Field.”

          Resource Plays

          Powder River Basin Mowry Shale Play Completions - Completion operations are continuing on Brigham’s first two horizontal Mowry wells.  Brigham successfully fracture stimulated the outer 415 feet of open hole interval in the Mill Trust 1-12H.  A rod pumping unit has been installed, and during the last 24 hours the well produced approximately 120 barrels of load water and 47 barrels of oil, with 400 to 500 barrels of load water remaining to be recovered.  Subsequent to testing the open hole section, Brigham will production test the remaining 885 feet of the lateral which is currently behind production casing.

          Brigham successfully fracture stimulated the 1,381 foot cased hole portion of its first horizontal Mowry well, the Krecji #3.  The Krecji was previously production tested in the outer 219 foot open hole section at rates of between 120 and 160 barrels of oil and approximately 120 Mcf of natural gas per day. After stimulating the cased hole portion, Brigham briefly tested the cased interval utilizing a submersible pump.  During this testing the cased portion produced significant volumes of load water and between 50 and 90 barrels of oil per day.  Brigham subsequently drilled out the temporary plug in order to production test the cased and uncased sections together, again utilizing a down hole submersible pump.  However, submersible pump problems have prevented Brigham from obtaining a stabilized rate; and Brigham is currently pulling the submersible pump to determine the problem.  Brigham expects to either reinsert a submersible pump or to install a more conventional rod pump.

          Powder River Basin Mowry Shale Play Drilling - Next week, Brigham expects to commence a continuous 2007 drilling program in the Mowry with the spudding of the Werner 1-14H.  The Werner 1-14H is a probable location that should further delineate the Mowry shale recoverable reserves.  If successful, it could move additional locations to the proved category.  The Werner 1-14H is expected to reach total depth in April.  Following the Werner 1-14H, Brigham plans to commence the State 1-16H, another probable location which could prove up additional locations.  The State 1-16H is expected to reach total depth in May.

          Brigham owns a 50% interest in its Mowry joint venture, with American Oil and Gas, Inc. (Amex: AEZ) retaining a 45% interest and privately-held North Finn retaining 5%. Brigham’s acreage holdings in the play are approximately 63,000 net acres.  With success, assuming 160 acre spacing, over 700 gross, or up to 393 net locations could be drilled to fully develop Brigham’s acreage position.

          Bud Brigham stated, “Although operations have proceeded very slowly due to severe winter weather conditions in Wyoming, our activity continues to generate encouragement, though the results as yet are not conclusive.  We’re intrigued by the potential provided by submersible pumping technology applied to this play.  On the other hand, thus far we’re seeing good early volumes of fluid recovery utilizing a rod pump to produce the open hole portion of the Mill Trust 1-12H well.    We believe that we’re getting close operationally to generating more definitive production data on both of these wells.  These completions, combined with the commencement of our very active eight well 2007 Mowry drilling program, could generate some excitement and meaningful reserve adds for us as we move through the year.”

          Williston Basin Bakken - Subsequent to fracture stimulation and the installation of rod pump, Brigham’s second horizontal Bakken well, the Erickson 8-17 1-H, commenced production on January 22nd at an early rate of approximately 227 barrels of oil, 100 Mcf of natural gas and 212 barrels of water per day.  The Erickson 8-17 1-H is currently producing approximately 82 barrels of oil, 42 Mcf of natural gas and 28 barrels of water per day. Brigham’s third horizontal Bakken well, the Mracheck 15-22 1-H, has been producing on a rod pump at a rate of approximately 30 barrels of oil per day prior to stimulation.  The fracture stimulation for the Mracheck is planned for this Spring.  Brigham has grown its acreage position in the Bakken to approximately 125,000 net acres, approximately 70,000 of which are in Montana, where the company controls all stratigraphic rights, and approximately 55,000 of which are in North Dakota.

          Bud Brigham stated, “We’re currently benefiting from a great deal of operational activity by other operators in the Bakken utilizing various drilling and completion techniques.  Looking ahead, we believe it’s critical that we drill and complete these wells at the lowest cost possible, and we believe we will have that opportunity later in the year.  Given the recent cost trends, the diverse operational activity in the area, and specific opportunities we’re analyzing, we’re hopeful that we’ll be resuming our Bakken drilling later this year.”

          About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          Forward Looking Statement Disclosure

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward- looking statements may be expressed differently.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact:     Rob Roosa, Finance Manager
                            (512) 427-3300

SOURCE  Brigham Exploration Company
          -0-                                                            03/05/2007
          /CONTACT:  Rob Roosa, Finance Manager of Brigham Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com /
          (BEXP PHX AEZ)